Exhibit 99.2
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Third Quarter Fiscal 2016 Results

•	Achieves comparable basis EPS of $1.42 and reported basis EPS of $1.33 driven by beer business

•	Generates $578 million of free cash flow and $1.1 billion of operating cash flow

•	Increases fiscal 2016 outlook driven primarily by strong beer business results; expects comparable basis EPS of $5.30 - $5.40 and reported basis EPS of $5.05 - $5.15

•
Increases fiscal 2016 free cash flow projection to $475 - $525 million including operating cash flow target of at least $1.35 billion; total capital expenditures estimated to be $875 - $925 million for fiscal 2016

•	Finalizes plans for construction of new 10 million hectoliter brewery in Mexicali, Mexico

•	Completes Ballast Point craft beer acquisition in December 2015

•	Declares quarterly cash dividend

Third Quarter 2016 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,641	6%	$1,641	6%

Operating income	$476	15%	$447	19%

Operating margin	29.0%	+210 bps	27.3%	+290 bps

Earnings before interest and taxes (EBIT)	$503	15%	NA	NA

Net income attributable to CBI	$289	16%	$271	22%

Diluted net income per share attributable to CBI (EPS)	$1.42	15%	$1.33	21%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., Jan. 7, 2016 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its third quarter 2016 results.

“The events of this quarter and the initiatives announced today mark another dynamic chapter at Constellation. As our beer business continues to achieve remarkable results, I am pleased that we have finalized our capital investment plans to support our future growth through the addition of a new state-of-the-art brewery in Mexicali, Mexico. We have also reached a major expansion milestone at our Nava brewery as the first incremental 5 million hectoliters of production capacity becomes operational. Furthermore, the completion of the Ballast Point craft beer acquisition solidifies our position in the high-end segment of the U.S. beer market,” said Rob Sands, president and chief executive officer, Constellation Brands. “In addition, our wine and spirits business significantly improved margins driven by the Meiomi wine acquisition, as well as favorable mix trends and COGS benefits, while the Canadian business posted solid results, gaining dollar share across major market segments.”
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of six percent. This reflects organic net sales growth on a constant currency basis of six percent and Meiomi acquisition benefit, partially offset by unfavorable currency impact.
Beer net sales increased eight percent, primarily due to volume growth. Beer depletions grew more than 16 percent, reflecting strong consumer demand for the beer portfolio. Net sales growth for third quarter 2016 was impacted by the overlap of a $37 million shift in net sales from second quarter 2015 to third quarter 2015 related to beer product recall activities.
“The beer business posted outstanding depletion growth during the third quarter driven primarily by the accelerating momentum of Corona Extra and Modelo Especial, although nearly every brand in the portfolio experienced double digit depletion gains,” said Sands. “Strong consumer demand continues to propel the portfolio and reflects the benefits of marketing and brand building efforts, as well as distribution gains for key products. Excellent marketplace execution helped Constellation win the Labor Day holiday and the fall sports season. These stellar results are driving the upward revision to our EPS target for the year.”
Wine and spirits net sales on an organic constant currency basis increased three percent. This primarily reflects favorable mix.
“This is the first full quarter that we are seeing the benefits of the Meiomi wine acquisition, which has been fully integrated into our portfolio of premium wine brands. During the quarter, Meiomi grew more than 80% in IRI channels and its strong margin profile helped drive the quarterly margin improvement for our wine and spirits business. In addition, some of our other focus brands posted strong depletion growth including Kim Crawford, The Dreaming Tree, Mark West, Ruffino and Clos du Bois, as focus brand investments during the key holiday selling season are driving excellent results,” said Sands.
Operating Income and Net Income Commentary
For the quarter, consolidated comparable basis operating income increased 15 percent.
Beer operating income increased 20 percent, primarily due to volume growth, favorable pricing and lower cost of product sold for the beer portfolio, partially offset by increased marketing spend. The 12 percent increase in wine and spirits operating income primarily reflects the benefit from the Meiomi acquisition, favorable mix and lower cost of product sold, partially offset by higher marketing spend.
For third quarter 2016, pre-tax comparable adjustments totaled $29 million as compared to $40 million for the same period last year.
Interest expense for third quarter 2016 totaled $76 million, a decrease of 12 percent. The decrease was primarily due to lower average interest rates.
The comparable basis effective tax rate for third quarter 2016 was 32.3 percent as compared to a 29.2 percent tax rate for the prior year third quarter, which reflected the benefit of certain tax credits. The company now expects the comparable basis effective tax rate to approximate 30 percent for fiscal year 2016.
Free Cash Flow Commentary
Free cash flow for the first nine months of fiscal 2016 totaled $578 million as compared to $209 million for the same period last year. The increase is primarily driven by higher operating cash flow.
“We are increasing free cash flow guidance for fiscal 2016 to a range of $475 to $525 million. The anticipated increase is being primarily driven by higher earnings for the beer business, timing of capital expenditures and lower income tax payments,” said David Klein, executive vice president and chief financial officer, Constellation Brands. “Earlier today, we announced plans to build a new brewery in Mexicali and further expand our Nava brewery as part of our efforts to support the significant growth opportunity we see for our beer business over the long term. Even with the incremental capital expenditures projected for this initiative, we are decreasing our total capital expenditure estimate to a range of $875 to $925 million for fiscal 2016. While the initial 10 million hectoliter expansion at Nava continues to progress as planned, payment timing for some of the capital expenditures associated with this activity has shifted into fiscal 2017.”
Quarterly Dividend
On January 6, 2016, Constellation’s board of directors declared a quarterly cash dividend of $0.31 per share of Class A Common Stock and $0.28 per share of Class B Common Stock, payable on February 24, 2016, to stockholders of record as of the close of business on February 9, 2016.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2016 compared to fiscal 2015 actual results, both on a comparable basis and a reported basis, including the acquisitions of Meiomi and Ballast Point.

	Comparable Basis		Reported Basis
	FY16 Estimate	FY15 Actual	FY16 Estimate	FY15 Actual
Fiscal Year Ending Feb. 28/29	$5.30 - $5.40	$4.44	$5.05 - $5.15	$4.17
For fiscal 2016, the beer business now expects net sales growth of approximately 12 - 14 percent and operating income growth in the 22 - 24 percent range before any benefit from the Ballast Point acquisition. For the wine and spirits business, the company continues to expect net sales and operating income growth to be in the low to mid single-digit range before any benefit from the Meiomi acquisition.

Fiscal 2016 guidance also includes the following current assumptions, including the acquisitions of Meiomi and Ballast Point:

•	Interest expense: approximately $310 - $320 million

•	Tax rate: approximately 30 percent

•	Weighted average diluted shares outstanding: approximately 204 million

•	Free cash flow: approximately $475 - $525 million

•	Operating cash flow: approximately $1.35 - $1.45 billion

•	Capital expenditures: approximately $875 - $925 million
Conference Call
A conference call to discuss third quarter 2016 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Thursday, Jan. 7, 2016 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and EPS are as reported under generally accepted accounting principles. Operating income, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2015, Constellation was one of the top performing stocks in the S&P 500 Consumer Staples Index. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and over 8,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, estimated diluted EPS, expected cash flow, prospects, future payments of dividends, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Feb. 29, 2016, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
Mexicali brewery construction and Nava brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to Mexicali brewery construction and Nava brewery expansion and glass sourcing;

•
timeframe and actual costs associated with beer supply, Mexicali brewery construction and Nava brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	accuracy of projections associated with the Meiomi wine brand and the Ballast Point acquisitions;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2015, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	November 30, 2015	February 28, 2015
Assets

Current assets:
Cash and cash equivalents	$491.3	$110.1
Accounts receivable	714.7	598.9
Inventories	1,884.6	1,827.2
Prepaid expenses and other	370.3	374.6

Total current assets	3,460.9	2,910.8

Property, plant and equipment	2,949.0	2,681.6
Goodwill	6,381.8	6,208.2
Intangible assets	3,187.8	3,181.0
Other assets	177.1	162.9

Total assets	$16,156.6	$15,144.5

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$31.1	$52.4
Current maturities of long-term debt	856.9	158.1
Accounts payable	420.9	285.8
Accrued excise taxes	32.5	28.7
Other accrued expenses and liabilities	579.4	605.7

Total current liabilities	1,920.8	1,130.7

Long-term debt, less current maturities	6,515.0	7,137.5
Deferred income taxes	986.4	818.9
Other liabilities	137.7	176.1

Total liabilities	9,559.9	9,263.2

CBI stockholders’ equity	6,492.4	5,770.7
Noncontrolling interests	104.3	110.6

Total stockholders’ equity	6,596.7	5,881.3

Total liabilities and stockholders’ equity	$16,156.6	$15,144.5

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
Sales	$1,812.4	$1,708.6	$5,523.3	$5,165.7
Excise taxes	(171.9)	(166.9)	(518.1)	(493.9)
Net sales	1,640.5	1,541.7	5,005.2	4,671.8

Cost of product sold	(907.0)	(902.8)	(2,759.0)	(2,690.8)
Gross profit	733.5	638.9	2,246.2	1,981.0

Selling, general and administrative expenses	(286.2)	(263.3)	(892.2)	(834.5)
Operating income	447.3	375.6	1,354.0	1,146.5

Equity in earnings of equity method investees	27.3	21.2	28.5	21.1
Interest expense	(75.6)	(86.0)	(230.4)	(257.4)
Loss on write-off of financing costs	—	—	(1.1)	(4.4)
Income before income taxes	399.0	310.8	1,151.0	905.8

Provision for income taxes	(128.0)	(88.6)	(335.7)	(281.1)
Net income	271.0	222.2	815.3	624.7
Net income attributable to noncontrolling interests	(0.5)	—	(3.8)	—
Net income attributable to CBI	$270.5	$222.2	$811.5	$624.7

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$1.39	$1.16	$4.19	$3.28
Basic – Class B Convertible Common Stock	$1.26	$1.06	$3.80	$2.99

Diluted – Class A Common Stock	$1.33	$1.10	$3.99	$3.11
Diluted – Class B Convertible Common Stock	$1.22	$1.01	$3.69	$2.86

Weighted average common shares outstanding:
Basic – Class A Common Stock	173.933	169.585	172.509	168.968
Basic – Class B Convertible Common Stock	23.358	23.387	23.366	23.401

Diluted – Class A Common Stock	204.096	201.276	203.356	200.843
Diluted – Class B Convertible Common Stock	23.358	23.387	23.366	23.401

Cash dividends declared per common share:
Class A Common Stock	$0.31	$—	$0.93	$—
Class B Convertible Common Stock	$0.28	$—	$0.84	$—

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	November 30, 2015	November 30, 2014
Cash flows from operating activities
Net income	$815.3	$624.7
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax provision	192.5	80.3
Depreciation	130.5	118.4
Stock-based compensation	40.5	42.1
Amortization of intangible assets	32.2	36.2
Amortization of deferred financing costs	9.0	9.0
Noncash portion of loss on write-off of financing costs	1.1	3.3
Equity in earnings of equity method investees, net of distributed earnings	(18.7)	(12.7)
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable	(121.5)	(80.8)
Inventories	(25.0)	(205.6)
Prepaid expenses and other current assets	46.8	(68.4)
Accounts payable	136.8	132.6
Accrued excise taxes	4.3	(2.5)
Other accrued expenses and liabilities	(128.1)	65.4
Other	(24.1)	8.1
Total adjustments	276.3	125.4
Net cash provided by operating activities	1,091.6	750.1

Cash flows from investing activities
Purchases of property, plant and equipment	(513.8)	(541.3)
Purchase of business	(317.9)	(21.4)
Other investing activities	4.0	3.0
Net cash used in investing activities	(827.7)	(559.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	210.0	800.0
Excess tax benefits from stock-based payment awards	204.2	76.0
Proceeds from shares issued under equity compensation plans	98.9	34.2
Dividends paid	(180.4)	—
Principal payments of long-term debt	(148.3)	(565.3)
Payments of minimum tax withholdings on stock-based payment awards	(38.4)	(28.4)
Net proceeds from (repayments of) notes payable	(15.9)	50.6
Payments of financing costs of long-term debt	(7.9)	(13.3)
Payment of delayed purchase price arrangement	—	(543.3)
Net cash provided by (used in) financing activities	122.2	(189.5)

Effect of exchange rate changes on cash and cash equivalents	(4.9)	2.5

Net increase in cash and cash equivalents	381.2	3.4
Cash and cash equivalents, beginning of period	110.1	63.9
Cash and cash equivalents, end of period	$491.3	$67.3

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On August 3, 2015, we acquired the Meiomi wine brand and certain related assets (“Meiomi”). We define organic net sales for the respective periods as reported net sales less net sales of Meiomi products. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Nine Months Ended				Constant Currency Percent Change (1)
	November 30, 2015	November 30, 2014	Percent Change	Currency Impact		November 30, 2015	November 30, 2014	Percent Change	Currency Impact
Consolidated net sales	$1,640.5	$1,541.7	6%	(2%)	8%	$5,005.2	$4,671.8	7%	(1%)	9%
Less: Meiomi (2)	(34.7)	—				(38.5)	—
Consolidated organic net sales	$1,605.8	$1,541.7	4%	(2%)	6%	$4,966.7	$4,671.8	6%	(1%)	8%

Beer net sales	$831.3	$768.1	8%	—%	8%	$2,816.6	$2,527.6	11%	—%	11%

Wine and Spirits net sales	$809.2	$773.4	5%	(3%)	8%	$2,188.6	$2,147.5	2%	(3%)	5%
Less: Meiomi (2)	(34.7)	—				(38.5)	—
Wine and Spirits organic net sales	$774.5	$773.4	—%	(3%)	3%	$2,150.1	$2,147.5	—%	(3%)	3%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the periods September 1, 2015, through November 30, 2015, and August 3, 2015, through November 30, 2015, included in the three months and nine months ended November 30, 2015, respectively.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION

BEER (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2015	November 30, 2014	Percent Change	November 30, 2015	November 30, 2014	Percent Change
Shipment volume (1)	51.4	48.2	6.6%	175.7	159.7	10.0%

Depletion volume (2)			16.5%			12.1%
WINE AND SPIRITS (in millions, branded product, 9-liter case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2015	November 30, 2014	Percent Change	November 30, 2015	November 30, 2014	Percent Change
Shipment volume	18.4	18.0	2.2%	51.1	49.9	2.4%
Organic shipment volume (3)	18.1	18.0	0.6%	50.8	49.9	1.8%
U.S. Domestic shipment volume	14.1	13.7	2.9%	38.6	37.7	2.4%
U.S. Domestic organic shipment volume (3)	13.8	13.7	0.7%	38.3	37.7	1.6%
U.S. Domestic Focus Brands shipment volume (4)	7.4	7.1	4.2%	20.3	19.3	5.2%
U.S. Domestic organic Focus Brands shipment volume (3) (4)	7.1	7.1	—%	20.0	19.3	3.6%

U.S. Domestic depletion volume (2) (5)			(0.1%)			1.5%
U.S. Domestic Focus Brands depletion volume (2) (4) (5)			4.0%			5.6%

(1)
Shipment volume trends for the three months ended November 30, 2015, were unfavorably impacted by the overlap of approximately two million incremental cases shipped for the three months ended November 30, 2014, as a result of the second quarter of fiscal 2015 voluntary product recall of select packages in the U.S. and Guam of Corona Extra beer (the “Product Recall”).

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)
Includes an adjustment to remove Meiomi shipment volumes for the periods September 1, 2015, through November 30, 2015, and August 3, 2015, through November 30, 2015, for the three months and nine months ended November 30, 2015, respectively.

(4)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree and Wild Horse.

(5)
Includes depletion of Meiomi products for the prior comparable periods of September 1, 2014, through November 30, 2014, and August 3, 2014, through November 30, 2014, for the three months and nine months ended November 30, 2014, respectively.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2015	November 30, 2014	Percent Change	November 30, 2015	November 30, 2014	Percent Change
Beer
Segment net sales	$831.3	$768.1	8%	$2,816.6	$2,527.6	11%
Segment gross profit	$406.2	$347.8	17%	$1,374.3	$1,162.0	18%
% Net sales	48.9%	45.3%		48.8%	46.0%
Segment operating income	$291.6	$242.1	20%	$984.0	$800.6	23%
% Net sales	35.1%	31.5%		34.9%	31.7%

Wine and Spirits
Wine net sales	$719.4	$685.1	5%	$1,931.5	$1,912.2	1%
Spirits net sales	89.8	88.3	2%	257.1	235.3	9%
Segment net sales	$809.2	$773.4	5%	$2,188.6	$2,147.5	2%
Segment gross profit	$353.2	$322.6	9%	$921.1	$884.2	4%
% Net sales	43.6%	41.7%		42.1%	41.2%
Segment operating income	$222.7	$199.4	12%	$542.8	$512.4	6%
% Net sales	27.5%	25.8%		24.8%	23.9%
Equity in earnings of equity method investees	$27.3	$21.2	29%	$28.5	$21.1	35%

Corporate Operations and Other segment operating loss	$(38.5)	$(26.2)	47%	$(95.9)	$(79.7)	20%

Consolidated operating income	$447.3	$375.6		$1,354.0	$1,146.5
Comparable Adjustments	28.5	39.7		76.9	86.8
Comparable operating income	475.8	415.3		1,430.9	1,233.3
Equity in earnings of equity method investees	27.3	21.2		28.5	21.1
Consolidated EBIT	$503.1	$436.5		$1,459.4	$1,254.4

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended November 30, 2015			Three Months Ended November 30, 2014			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,640.5		$1,640.5	$1,541.7	$(0.2)	$1,541.5	6%	6%
Cost of product sold	(907.0)	$25.9		(902.8)	31.7
Gross profit	733.5	25.9	$759.4	638.9	31.5	$670.4	15%	13%
Selling, general and administrative expenses	(286.2)	2.6		(263.3)	8.2
Operating income	447.3	28.5	$475.8	375.6	39.7	$415.3	19%	15%
Equity in earnings of equity method investees	27.3			21.2
EBIT			$503.1			$436.5	NA	15%
Interest expense	(75.6)			(86.0)
Loss on write-off of financing costs	—	—		—	—
Income before income taxes	399.0	28.5	$427.5	310.8	39.7	$350.5	28%	22%
Provision for income taxes	(128.0)	(9.9)		(88.6)	(13.6)
Net income	271.0	18.6		222.2	26.1
Net income attributable to noncontrolling interests	(0.5)	—		—
Net income attributable to CBI	$270.5	$18.6	$289.1	$222.2	$26.1	$248.3	22%	16%

EPS (1)	$1.33	$0.09	$1.42	$1.10	$0.13	$1.23	21%	15%

Weighted average common shares outstanding - diluted	204.096		204.096	201.276		201.276

Gross margin	44.7%		46.3%	41.4%		43.5%
Operating margin	27.3%		29.0%	24.4%		26.9%
Effective tax rate	32.1%		32.3%	28.5%		29.2%

	Three Months Ended November 30, 2015				Three Months Ended November 30, 2014
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges	Other (3)	Total	Acquisitions, Divestitures and Related Costs (2)	Other (3)	Total
Net sales	$—	$—	$—	$—	$—	$(0.2)	$(0.2)
Cost of product sold	$16.0	$—	$9.9	$25.9	$8.6	$23.1	$31.7
Selling, general and administrative expenses	$1.9	$0.7	$—	$2.6	$8.0	$0.2	$8.2
Operating income	$17.9	$0.7	$9.9	$28.5	$16.6	$23.1	$39.7
Provision for income taxes	$(6.0)	$(0.3)	$(3.6)	$(9.9)	$(5.1)	$(8.5)	$(13.6)
Net income attributable to CBI	$11.9	$0.4	$6.3	$18.6	$11.5	$14.6	$26.1

EPS (1)	$0.06	$—	$0.03	$0.09	$0.06	$0.07	$0.13

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended November 30, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of the June 2013 beer business, the December 2014 glass production plant and Meiomi. For the three months ended November 30, 2014, acquisitions, divestitures and related costs consist of integration and other acquisition-related costs recognized in connection with the acquisition of the June 2013 beer business.

(3)	For the three months ended November 30, 2015, and November 30, 2014, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Nine Months Ended November 30, 2015			Nine Months Ended November 30, 2014			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net sales	$5,005.2		$5,005.2	$4,671.8	$3.3	$4,675.1	7%	7%
Cost of product sold	(2,759.0)	$49.2		(2,690.8)	61.9
Gross profit	2,246.2	49.2	$2,295.4	1,981.0	65.2	$2,046.2	13%	12%
Selling, general and administrative expenses	(892.2)	27.7		(834.5)	21.6
Operating income	1,354.0	76.9	$1,430.9	1,146.5	86.8	$1,233.3	18%	16%
Equity in earnings of equity method investees	28.5			21.1
EBIT			$1,459.4			$1,254.4	NA	16%
Interest expense	(230.4)			(257.4)
Loss on write-off of financing costs	(1.1)	1.1		(4.4)	4.4
Income before income taxes	1,151.0	78.0	$1,229.0	905.8	91.2	$997.0	27%	23%
Provision for income taxes	(335.7)	(26.7)		(281.1)	(30.4)
Net income	815.3	51.3		624.7	60.8
Net income attributable to noncontrolling interests	(3.8)	0.3		—
Net income attributable to CBI	$811.5	$51.6	$863.1	$624.7	$60.8	$685.5	30%	26%

EPS (1)	$3.99	$0.25	$4.24	$3.11	$0.30	$3.41	28%	24%

Weighted average common shares outstanding - diluted	203.356		203.356	200.843		200.843

Gross margin	44.9%		45.9%	42.4%		43.8%
Operating margin	27.1%		28.6%	24.5%		26.4%
Effective tax rate	29.2%		29.5%	31.0%		31.2%

	Nine Months Ended November 30, 2015				Nine Months Ended November 30, 2014
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (4)	Restructuring and Related Charges (5)	Other (6)	Total	Acquisitions, Divestitures and Related Costs (4)	Other (6)	Total
Net sales	$—	$—	$—	$—	$—	$3.3	$3.3
Cost of product sold	$35.1	$—	$14.1	$49.2	$27.5	$34.4	$61.9
Selling, general and administrative expenses	$12.7	$15.0	$—	$27.7	$21.1	$0.5	$21.6
Operating income	$47.8	$15.0	$14.1	$76.9	$48.6	$38.2	$86.8
Loss on write-off of financing costs	$—	$—	$1.1	$1.1	$—	$4.4	$4.4
Provision for income taxes	$(15.7)	$(5.5)	$(5.5)	$(26.7)	$(15.1)	$(15.3)	$(30.4)
Net loss attributable to noncontrolling interests	$0.3	$—	$—	$0.3	$—	$—	$—
Net income attributable to CBI	$32.4	$9.5	$9.7	$51.6	$33.5	$27.3	$60.8

EPS (1)	$0.16	$0.05	$0.05	$0.25	$0.17	$0.14	$0.30

(4)
For the nine months ended November 30, 2015, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of the June 2013 beer business, the December 2014 glass production plant and Meiomi. For the nine months ended November 30, 2014, acquisitions, divestitures and related costs consist of integration and other acquisition-related costs recognized in connection with the acquisition of the June 2013 beer business.

(5)
For the nine months ended November 30, 2015, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(6)
For the nine months ended November 30, 2015, other consists primarily of a net loss from the mark to fair value of undesignated commodity derivative contracts. For the nine months ended November 30, 2014, other consists primarily of (i) a net loss from the mark to fair value of undesignated commodity derivative contracts, (ii) costs, net of recoveries, associated with the Product Recall and (iii) a loss on the write-off of financing costs.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS

	Range for the Year Ending February 29, 2016
Forecasted EPS - reported basis (GAAP)	$5.05	$5.15
Acquisitions, divestitures and related costs (1)	0.23	0.23
Restructuring and related charges (2)	0.05	0.05
Other (3)	(0.03)	(0.03)
Forecasted EPS - comparable basis (Non-GAAP) (4)	$5.30	$5.40

Actual for the Year Ended February 28, 2015
EPS - reported basis (GAAP)	$4.17
Acquisitions, divestitures and related costs (1)	0.20
Other (3)	0.07
EPS - comparable basis (Non-GAAP) (4)	$4.44

(1)
Includes an estimated $0.23 EPS for the year ending February 29, 2016, associated with transaction, integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business, the December 2014 glass production plant, Meiomi and the recently completed acquisition of all of the issued and outstanding common and preferred stock of Home Brew Mart, Inc., d/b/a/ Ballast Point Brewing & Spirits. Includes $0.20 EPS for the year ended February 28, 2015, associated primarily with integration and other acquisition-related costs recognized in connection with the acquisitions of the June 2013 beer business and the December 2014 glass production plant.

(2)	Includes an estimated $0.05 EPS for the year ending February 29, 2016, associated with the Fiscal 2016 Plan.

(3)
Includes an estimated ($0.08) and $0.04 EPS for the year ending February 29, 2016, associated with dividend income in December 2015 from an investment in Accolade Wines and a net loss from the mark to fair value of undesignated commodity derivative contracts, respectively. Includes $0.09, $0.02, $0.01, ($0.03) and ($0.02) EPS for the year ended February 28, 2015, consisting primarily of (i)  a net loss from the mark to fair value of undesignated commodity derivative contracts, primarily driven by diesel fuel derivative contracts, (ii)  a loss on the write-off of financing costs and (iii)  a loss on certain assets in connection with an earthquake in Napa, California; partially offset by a gain from an adjustment to a certain guarantee originally recorded in connection with a prior divestiture and a net gain on the sale of and the write-down of certain property, plant and equipment, respectively. (4)

(4)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2016
Net cash provided by operating activities (GAAP)	$1,350.0	$1,450.0
Purchases of property, plant and equipment	(875.0)	(925.0)
Free cash flow (Non-GAAP)	$475.0	$525.0
	Actual for the Nine Months Ended November 30, 2015	Actual for the Nine Months Ended November 30, 2014
Net cash provided by operating activities (GAAP)	$1,091.6	$750.1
Purchases of property, plant and equipment	(513.8)	(541.3)
Free cash flow (Non-GAAP)	$577.8	$208.8